EXHIBIT 99.1

Tenax Therapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Update

Phase 3 LEVEL Study Ongoing, Enrollment Completion (230 Patients) Expected in First Half of 2026, with Topline Data Expected in Second Half of 2026

On Track to Initiate Second Phase 3 Study, LEVEL-2, in 2025

CHAPEL HILL, N.C., August 13, 2025 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, today reported financial results for the quarter ended June 30, 2025 and provided an update on its recent corporate progress.

“We are pleased with the progress achieved in the second quarter, and remain in a strong position to execute and advance our lead program, TNX-103, in patients with PH-HFpEF,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “Our sites in North America continue recruiting toward the expanded target of 230 patients, which increased the statistical powering of the LEVEL study.  We now anticipate completing enrollment in the first half of 2026. Importantly, we remain on track to initiate our global Phase 3 study, LEVEL-2, this year. Together, both registrational studies are expected to satisfy the requirements, including safety data expectations, to file for approval in the U.S. and other geographies.”

Recent Corporate and Clinical Highlights

•	Patient enrollment in the Phase 3 LEVEL study of TNX-103 (oral levosimendan) in pulmonary hypertension resulting from heart failure with preserved ejection fraction (PH-HFpEF) continues, with high rates of study and therapy continuation during the blinded and open-label extension stages. Tenax expects to complete enrollment of 230 patients in the first half of 2026. LEVEL is being conducted in Canada and the United States.

•	A LEVEL protocol design paper, titled “Oral Levosimendan for the Treatment of Pulmonary Hypertension due to Heart Failure With Preserved Ejection Fraction: Rationale and Design of the LEVEL Trial,” was published in the Journal of Cardiac Failure.

•	Tenax remains on track to initiate a second registrational Phase 3 study of TNX-103, LEVEL-2, in patients with PH-HFpEF this year. The protocol for LEVEL-2 has been finalized, and the study will have a global footprint. To date, over 85 sites new to the program, in 15 additional countries, have received qualification visits.

•	Year to date, Tenax has expanded its operations team, with new heads of Clinical Operations, Data Management, Pharmacovigilance, and Quality Assurance joining the organization to help oversee the execution of the LEVEL program.

•	In August 2025, the Canadian Intellectual Property Office (CIPO) informed Tenax it has allowed claims within the Company’s patent application covering the use of TNX-103, TNX-102 (subcutaneous levosimendan), TNX-101 (IV levosimendan), the active metabolites of levosimendan (OR1896 and OR18955) and various combinations of cardiovascular drugs with levosimendan when used to improve exercise performance in PH-HFpEF patients titled: “LEVOSIMENDAN FOR TREATING PULMONARY HYPERTENSION WITH HEART FAILURE WITH PRESERVED EJECTION FRACTION (PH-HFpEF).” Once granted, the patent’s protections will extend to 2040.

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Second Quarter 2025 Financial Results

Cash position: Tenax Therapeutics reported cash and cash equivalents of $105.5 million as of June 30, 2025. Tenax expects its cash and cash equivalents to fund the Company through 2027.

Research and development (R&D): R&D expenses for the second quarter of 2025 were $6.1 million, compared to $2.3 million for the second quarter of 2024. The increase was primarily attributable to increased clinical development costs associated with our ongoing Phase 3 LEVEL study and our second global Phase 3 study, LEVEL-2, for which we have begun preliminary work, compared with costs for the prior year period, associated with the planning of LEVEL, the initiation of the first LEVEL sites and enrollment of the first LEVEL patients. Additionally, our R&D employee headcount increased during the second quarter of 2025, resulting in an increase in personnel costs as compared to the same quarter in 2024. This increase was comprised of an increase in salary costs as well as an increase in non-cash stock compensation expense. Also, our R&D expenses for the second quarter of 2025 includes $1.0 million of non-cash stock-based compensation expense, representing an increase of $1.0 million as compared to the same period in 2024. This non-cash expense is due to stock options granted in December 2024 that resulted in an associated expense being amortized over a one-year vesting term, in addition to new option grants made in May 2025 that vest and are being expensed over four years.

General and administrative (G&A): G&A expenses for the second quarter of 2025 were $5.7 million, compared to $1.3 million for the second quarter of 2024. The increase is primarily due to increased non-cash stock-based compensation expense. Our G&A expenses for the second quarter of 2025 include $3.6 million of non-cash stock-based compensation expense, representing an increase of $3.6 million as compared to the same period in 2024. This is a result of option grants made in December 2024 that resulted in an associated expense being amortized over a one year vesting term, in addition to new option grants made in May 2025 that vest and are being expensed over four years. Additionally, salaries and related performance-based compensation expense, as well as legal and professional fees, increased during the second quarter of 2025 as compared to the same period in 2024.

Net loss: Tenax Therapeutics reported a net loss of $10.9 million for the second quarter of 2025, compared to a net loss of $3.6 million for second quarter of 2024.

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About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL, a Phase 3, double-blind, randomized, placebo-controlled clinical trial in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, location, initiation, enrollment, and results of such trials; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; intellectual property risks; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates;  our competitive position; risks associated with our cash needs; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contact:

Investor and Media:

Argot Partners

tenax@argotpartners.com

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Tenax Therapeutics, Inc. Consolidated Statements of Operations
	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
	(in thousands, except for share and per share data)

Operating expenses
Research and development	$6,121	$2,327	$11,804	$5,003
General and administrative	5,671	1,344	11,326	2,577
Total operating expenses	11,792	3,671	23,130	7,580

Net operating loss	(11,792)	(3,671)	(23,130)	(7,580)

Interest income	954	104	1,884	222
Interest expense	-	(9)	-	(17)
Other income (expense), net	(9)	1	(9)	1
Net loss	$(10,847)	$(3,575)	$(21,255)	$(7,374)
Net loss per share, basic and diluted	$(0.27)	$(1.83)	$(0.56)	$(4.65)
Weighted average number of common shares and prefunded warrants outstanding, basic and diluted	39,572,177	1,958,245	38,086,800	1,586,650

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Tenax Therapeutics, Inc. Consolidated Balance Sheets
	June 30, 2025	December 31, 2024
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$105,462	$94,851
Prepaid expenses and other current assets	395	1,835
Total current assets	105,857	96,686
Total assets	$105,857	$96,686
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$562	$3,157
Accrued liabilities	1,965	1,536
Total current liabilities	2,527	4,693
Total liabilities	2,527	4,693

Commitments and contingencies
Stockholders' equity
Preferred stock, undesignated, authorized 4,818,654 shares
Series A Preferred stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of June 30, 2025 and December 31, 2024	-	-
Common stock, par value $0.0001 per share; authorized 400,000,000 shares; issued and outstanding 4,148,495 as of June 30, 2025 and 3,420,906 as of December 31, 2024, respectively	-	-
Additional paid-in capital	439,440	406,848
Accumulated deficit	(336,110)	(314,855)
Total stockholders’ equity	103,330	91,993
Total liabilities and stockholders' equity	$105,857	$96,686

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